Exhibit 10.22.6

FOURTH AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     This Fourth Amendment to Amended and Restated Loan and Security Agreement is entered into as of March 14, 2005 (the “Amendment”), by and between COMERICA BANK, successor by merger to Comerica Bank — California (“Bank”) and MANTAS, INC. (“Borrower”).

RECITALS

     Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 15, 2002, as amended, including without limitation by that certain Loan Extension dated as of December 14, 2003, that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of March 19, 2004, that certain Second Amendment to amended and Restated Loan and Security Agreement dated as of March 31, 2004 and that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of January 28, 2005 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, the parties agree as follows:

     1. The first sentence of Section 2.1(b)(i) of the Agreement is hereby amended to read as follows: “Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Committed Revolving Line or (ii) the Borrowing Base minus, in each case, the aggregate face amount of all outstanding Letters of Credit.”

     2. Section 2.2 of the Agreement is hereby amended in its entirety to read as follows:

2.2 Overadvances. If, at any time, the aggregate amount of the outstanding Advances exceeds the lesser of (i) the Committed Revolving Line or (ii) the Borrowing Base minus, in each case, the aggregate face amount of all outstanding Letters of Credit, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

     3. A new Section 2.8 is hereby added to the Agreement to read as follows:

2.8 Lockbox. As of June 14, 2005 and at all times thereafter, Borrower shall cause all remittances made by any account debtor for any Accounts to be made to a lock box (the “Lockbox”) maintained with Bank. Unless otherwise directed by Bank in writing, all invoices and other instructions submitted by Borrower to an account debtor relating to Account payments shall designate the Lockbox as the place to which such payments shall be made. Notwithstanding anything to the contrary contained in this Agreement, “Revolving Line” shall mean a credit extension of up to $3,500,000 until such time as Borrower has caused all remittances made by any account debtor for any Accounts to be made to the Lockbox.

     4. Section 5.3 of the Agreement is hereby amended in its entirety to read as follows:

5.3 Collateral and Bona Fide Eligible Accounts. Borrower has good title to the Collateral, free and clear of Liens, except for Permitted Liens. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

     5. The second and fourth paragraphs of Section 6.2 of the Agreement, labeled (a) and (c), are hereby amended to read as follows:

     (a) Within twenty (20) days after the last day of each month and with each request for a Credit Extension which brings the aggregate outstanding balance of all Credit Extensions in excess of $3,500,000, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings of accounts receivable and accounts payable of Borrower and Sotas.

     (c) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months, unless an Event of Default has occurred and is continuing. The obligation of Bank to make each Credit Extension is subject to the condition that Bank shall have obtained results satisfactory to Bank of an audit and appraisal of Borrower’s Accounts and Collateral within the six (6) months prior to such Credit Extension. The obligation of Bank to make the next Credit Extension after March 14, 2005 which brings the aggregate balance of the outstanding Credit Extensions in excess of $3,500,000 is subject to the condition that Bank shall have obtained results satisfactory to Bank of such an audit.

     6. Section 6.6 of the Agreement is hereby amended in its entirety to read as follows:

     6.6 Primary Depository. On or before May 14, 2005, all Borrower’s accounts at Sun Trust shall be closed, and Borrower shall thereafter maintain all payroll, depository, and operating accounts with Bank.

     7. Section 6.7(a) of the Agreement is hereby amended in its entirety to read as follows:

     6.7 Financial Covenants.

     (a) Quick Ratio. Borrower shall maintain at all times, a ratio of Quick Assets to Current Liabilities plus, to the extent not already included therein, all Indebtedness (including without limitation any Contingent Obligations) owing from Borrower to Bank, less deferred revenue, of at least 1.40 to 1.00. The portion of Borrower’s Quick Assets made up of unrestricted cash shall not be less than Two Million Dollars ($2,000,000) at any time and shall be maintained with Bank. Borrower authorizes Bank to decline to honor any checks, drafts or other items of payment or directions to wire or otherwise transfer funds from Bank if, after giving effect to the payment of any such item or pursuant to such transfer request, Borrower would not be in compliance with this Section 6.7(a).

     8. Section 6.7(b) of the Agreement is hereby amended to read as follows:

     (b) [Intentionally Omitted.]

     9. Section 6.7(c) is hereby added to Section 6.7 of the Agreement to read as follows:

     (c) EBITDA. Borrower shall maintain at all times during which the aggregate amount of all outstanding Credit Extensions is greater than $3,500,000, an EBITDA for the periods set forth on Schedule 1 attached hereto and incorporated herein by reference, in an amount no less than the amount set forth below the corresponding period on Schedule 1. As used herein, “EBITDA” means Borrower’s net income plus interest, taxes, depreciation, amortization and non-cash stock compensation expenses.

     10. A new paragraph is hereby added to the end of Section 6.7 to read as follows: “Borrower shall only be required to comply with Sections 6.7(a) and 6.7(c) (the “Financial Covenants”) when the aggregate balance of the outstanding Credit Extensions is in excess of $3,500,000. It shall be a condition precedent to Borrower’s request of any Credit Extension which would bring the aggregate balance of the outstanding Credit Extensions in excess of $3,500,000 that Borrower be in compliance with the Financial Covenants on the date of such request and on a pro forma basis for the month ended immediately prior to such request. Borrower shall have the ability to cure any failure to comply with a Financial Covenant by immediately repaying such Credit Extensions as are necessary to bring the aggregate balance of the outstanding Credit Extensions to an amount which is $3,500,000 or less provided that, notwithstanding anything to the contrary contained in this Agreement, unless otherwise agreed to by Bank in writing, thereafter, “Revolving Line” shall mean a credit extension of up to $3,500,000.”

     11. The following defined terms are hereby amended in Exhibit A to the Agreement to read as follows:

               “Borrowing Base” means an amount (the “Formula”) equal to (i) $3,500,000 plus (ii) eighty percent (80%) of Eligible Accounts plus an amount equal to the lesser of (i) sixty percent (60%) of Eligible Exception Accounts, or (ii) $2,000,000, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower, provided that Bank may modify the Formula from time to time based upon receipt of the results of an audit of Borrower’s or Sotas’ Accounts.

               “Committed Revolving Line” means a credit extension of up to Seven Million Dollars ($7,000,000).

               “Eligible Accounts” means those billed Accounts of Borrower or Sotas that arise in the ordinary course of Borrower’s and Sotas’ business, that are paid into the Lockbox, and that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrower thirty (30) days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

               (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

               (b) Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

               (c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower or Sotas;

               (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

               (e) Accounts with respect to which the account debtor is an Affiliate of Borrower or Sotas;

               (f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

               (g) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

               (h) Accounts with respect to which Borrower or Sotas is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or Sotas (including without limitation invoices for down payments for deployment services and licenses), but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower or Sotas;

               (i) Accounts with respect to an account debtor (to which (j) does not apply), including Subsidiaries and Affiliates, whose total obligations to Borrower or Sotas exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

               (j) Accounts with respect to a domestic account debtor, including Subsidiaries and Affiliates, whose credit rating is at least Baa1/BBB+ from either Standard & Poor’s Corporation or Moody’s Investors Service and whose total obligations to Borrower or Sotas exceed thirty five percent (35%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

               (k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

               (l) Credit balances over 90 days from invoice date; and

               (m) Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower or Sotas to be doubtful.

               “Eligible Exception Accounts” means those Accounts, including certain foreign receivables with investment grade ratings which are not insured or supported by letters of credit, advanced billed account receivables and progress billed account receivables, that Bank determines in its sole discretion to lend against which would not otherwise be Eligible Accounts or Eligible Foreign Accounts.

               “Revolving Maturity Date” means January 31, 2006.

               “Sotas” means Sotas, Inc.

12. A new Section 13 is hereby added to the Agreement to read as follows:

13. REFERENCE PROVISION. The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 11 of this Agreement, but the availability of that process is in doubt because of the opinion of the California Court of Appeal in Grafton Partners LP v. Superior Court, 9 Cal.Rptr.3d 511. This Reference Provision will be applicable until the California Supreme Court completes its review of that case, and will continue to be applicable if either that court or a California Court of Appeal publishes a decision holding that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

13.1 Mechanics.

     (i) Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the “Court”).

     (ii) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP §170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

     (iii) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

     (iv) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.2 Procedures. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

13.3 Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication . The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.4 Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.5 THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

        13. Schedule 1 is hereby added to and incorporated by this reference into the Agreement to read as Schedule 1 attached hereto.

        14. Exhibit D to the Agreement is hereby amended in its entirety to read as Exhibit D attached hereto.

        15. Exhibit E to the Agreement is hereby amended in its entirety to read as Exhibit E attached hereto.

        16. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement, except to the extent such security interest are being released pursuant to Section 17 below.

        17. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

        18. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

        19. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

            (a) this Amendment, duly executed by Borrower;

            (b) Affirmation and Amendment to Guaranty (Safeguard);

            (c) Affirmation of Guaranty (Sotas);

            (d) disbursement instructions, agreement to provide insurance, and automatic debit authorization;

            (e) good standing certificates for Sotas issued by each of the Virginia Secretary of State, the Delaware Secretary of State and the Maryland Secretary of State on or before April 14, 2005;

            (f) a nonrefundable amendment fee equal to $3,000 plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

            (g) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

MANTAS, INC.

By:	/s/ Daniel Ilisivech

Title:	CFO

Name:	Daniel Ilisivech

COMERICA BANK

By:	/s/ Joseph Crayton

Title:	Vice President

Name:	Joseph Crayton

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: MANTAS, INC.	Lender: Comerica Bank

Commitment Amount: $7,000,000

ACCOUNTS RECEIVABLE (MANTAS, INC.)
1.	Accounts Receivable Book Value as of ___		$

2.	Additions (please explain on reverse)		$

3.	TOTAL ACCOUNTS RECEIVABLE (MANTAS, INC.)		$

ACCOUNTS RECEIVABLE (SOTAS, INC.)
4.	Accounts Receivable Book Value as of ___		$

5.	Additions (please explain on reverse)		$

6.	TOTAL ACCOUNTS RECEIVABLE (SOTAS, INC.)		$

ACCOUNTS RECEIVABLE (MANTAS, INC. and SOTAS, INC.)
7.	TOTAL ACCOUNTS RECEIVABLE (MANTAS, INC. and SOTAS, INC.) (#3 plus #6)		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
8.	Amounts over 90 days due	$

9.	Balance of 25% over 90 day accounts	$

10.	Concentration Limits
11.	Foreign Accounts	$

12.	Governmental Accounts	$

13.	Contra Accounts	$

14.	Demo Accounts	$

15.	Intercompany/Employee Accounts	$

16.	Other (please explain on reverse)	$

17.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$

18.	Eligible Accounts (#7 minus #17)		$

19.	Eligible Exception Accounts (no greater than $2,000,000)		$

20.	LOAN VALUE OF ACCOUNTS (80% of #18 plus 60% of #19)		$

BALANCES
21.	Maximum Loan Amount		$

22.	Total Funds Available [Lesser of #21 or #20 plus $3,500,000]		$

23.	Present balance owing on Line of Credit		$

24.	Outstanding under Sublimits (Letters of Credit)		$

25.	RESERVE POSITION (#22 minus #23 and #24)		$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Amended and Restated Loan and Security Agreement between the undersigned and Comerica Bank.

MANTAS, INC.

By:

Authorized Signer

EXHIBIT E
COMPLIANCE CERTIFICATE

TO: COMERICA BANK
FROM: MANTAS, INC.

The undersigned authorized officer of MANTAS, INC. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending ________with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements	Monthly within 30 days	Yes	No
Annual (CPA Audited)	FYE within 120 days	Yes	No
10K and 10Q	(as applicable)	Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 20 days w/Advances of $3,500,000 or greater	Yes	No
A/R Audit	Initial, prior to borrowing under formula portion of Borrowing Base and Semi-annual	Yes	No
IP Report	Quarterly within 30 days	Yes	No
Projections	11/30/05	Yes	No

Financial Covenants	Required		Actual	Applicable	Complies
(required when Advances exceed $3,500,000)
Minimum Quick Ratio	1.40:1.00	*	____:1.00	N/A	Yes	No
EBITDA	*	*	$—	N/A	Yes	No

*Including at least $2,000,000 in unrestricted cash. The accounts receivable portion of the Minimum Quick Ratio shall be calculated based on reports prepared by Borrower, not Borrower’s auditors (grosses down A/R and deferred revenues).

**See Schedule 1

Comments Regarding Exceptions: See Attached.

Sincerely,

SIGNATURE

TITLE

DATE

BANK USE ONLY

Received by:

AUTHORIZED SIGNER

Date:

Verified:

AUTHORIZED SIGNER

Date:

Compliance Status	Yes	No